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                                                                    EXHIBIT 10.3

                           [GENERAL MAGIC LETTERHEAD]

May 25, 2001





CONFIDENTIAL

Mr. David H. Russian
1050 Emerald Street, Unit B
San Diego, CA  92109


Dear David:

We are very pleased to extend an offer to you to join the General Magic team as Vice President, Finance and Administration and CFO, reporting to Kathie Layton. This letter sets out the terms of your employment with General Magic.


1.    Base Salary:

      You will be paid a base salary of $9,615.38 every two weeks ($250,000 annualized), less applicable withholding.

2.    Incentive Cash Compensation:

      As Vice President, Finance and Administration and CFO, you will have the opportunity to earn a performance bonus in accordance with General Magic's Performance Bonus Plan, as such plan may be modified over time. This Plan is based upon your achievement of certain performance-based objectives as agreed to by you and your manager, as well as the achievement of certain fiscal Company objectives. Bonus payments, if any, shall be made in accordance with General Magic's Performance Bonus Plan and its normal payroll procedures and will be paid quarterly. Your annual target bonus is set at 50% of your base pay.

3.    Stock Options:

      Subject to the approval of the Board, you will be granted options to purchase an aggregate of 450,000 shares of the Company's common stock at an exercise price per





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David H. Russian
May 25, 2001
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      share equal to the average of the high and low bid prices of the stock on your option grant date. 225,000 of such options shall become vested and exercisable during your service with the Company at the rate of one quarter on the first anniversary of the Start Date, and thereafter at the rate of one thirty-sixth of the unvested balance for each additional full month of your service with the Company. The remaining 225,000 will become vested and exercisable during your service with the Company at the rate of one quarter on the date six months following the Start Date, and thereafter at the rate of one third of the unvested balance for each additional full six months of your service with the Company. All of the options will be granted to you outside of the Company's existing stock option plans, and shall be governed by and subject to the terms and conditions of the Company's standard form stock option agreement (which you will be required to sign in connection with the issuance of the stock options). The Company will undertake, as soon as practicable following the grant of such options, to register the shares underlying the options on Form S-8 under the Securities Act of 1933, and shall keep such Form S-8 in effect for the entire period the options remain outstanding. Board meetings typically occur once each quarter, and the fair market value of the Company's stock may change based on the Company's financing activities, technical and business success, and other factors.

4.    Benefits:

      A booklet describing our benefit plans is included in this package. You and your family are eligible for health insurance benefits beginning on your start date with General Magic. Please refer to that booklet regarding the specifics of the plans.

5.    Sign-on Bonus:

      You will receive a sign-on bonus in the amount of $10,000 (after taxes) within the first 30 days of employment. Additionally, you will be reimbursed for up to 1 month of temporary living costs while you seek a more permanent residence.

6.    Change of Control:

      In addition, in the event you are terminated following a change of control you will be entitled to benefits at the executive management level under the company's Change of Control Plan, and subject to its terms. A copy of the plan is attached for your information.


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David H. Russian
May 25, 2001
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7.    Severance:

      If General Magic, in its sole discretion, terminates your employment within twelve months of your date of employment for any reason (other than for just cause or upon your death, disability or voluntary resignation), you will receive continuation of your base salary, less any applicable state and federal payroll taxes, for a period of six months from the date of your termination, in accordance with the company's payroll procedures then in effect.

      For the purposes of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons: (i) material breach or neglect of the duties and obligations for which you were employed, which breach or neglect continues without remedial action reasonably satisfactory to the Company for thirty days following written notice from the Company, (ii) your conviction (including a plea of guilty or no contest) of a felony or other crime that materially impairs your ability to perform your duties for the Company, or materially and adversely affects the Company's reputation or standing in the community, (iii) dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or (iv) willful engagement in misconduct which is materially and demonstrably injurious to the Company, including the improper use or disclosure of the confidential or proprietary information of the Company.

8.    "At Will" employment:

      General Magic's employment relationship with all employees is an "at-will" arrangement where the employment relationship is voluntary, for no specified term, and based on mutual consent. As such, your employment may be terminated by you or General Magic at any time, with or without cause or advance notice.

As a condition of your employment, you will be required to sign General Magic's standard Employee Proprietary Information Agreement, without modification, on your first day of work. In addition, you will also be required to provide evidence of your identity and eligibility for employment in the United States. It is imperative that you bring appropriate documentation with you on your first day of employment; you cannot be put on General Magic's payroll without it. The required documentation is described within this package.

This offer is valid until end of day Friday, May 25, 2001. The terms and conditions of this offer letter and the proprietary agreement referenced above supersede any prior



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David H. Russian
May 25, 2001
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written or oral communications with you concerning your employment at General
Magic. The provisions of this agreement regarding "at will" employment may only be modified by a document signed by you and the President of General Magic. Please indicate your acceptance of these terms and conditions by signing and dating the enclosed original of this letter and returning it to me. Please retain the duplicate for your records.

Your acceptance of our offer represents a unique opportunity for us both to grow and succeed. We want to thank you in advance for your faith in us, and for the commitment you have made to our common vision. We look forward to working with you.


Welcome to General Magic!

GENERAL MAGIC, INC.

/s/ KATHIE LAYTON/med
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Kathie Layton
President and CEO





I agree to and accept employment with General Magic, Inc. on the terms and conditions set forth in this letter.

/s/ DAVID H. RUSSIAN
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David H. Russian

Start date:  June 11, 2001
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